Exhibit 1(d)

THE COMMONWEALTH OF MASSACHUSETTS
MICHAEL JOSEPH CONNOLLY
SECRETARY OF THE COMMONWEALTH
STATE HOUSE - BOSTON, MA
SUPPLEMENT TO THE DECLARATION OF TRUST
FIDELITY INSTITUTIONAL TRUST
82 DEVONSHIRE STREET
BOSTON, MASSACHUSETTS 02109
We do hereby certify that, in accordance with ARTICLE XII, Section 7 of the Declaration of Trust of FIDELITY INSTITUTIONAL TRUST, the following Amendment to said Declaration of Trust was duly adopted by a majority vote of the Board of Trustees at a meeting duly called and held on April 17, 1997.
 VOTED: That the Declaration of Trust dated July 10, 1987 and Supplemented December 1, 1988, and it hereby is, amended as follows:
  That Article I, Section 1 of the Declaration of Trust shall be amended to read as follows:
 "This Trust shall be known as 'Fidelity Concord Street Trust'."
 That Article I, Section 2(b) of the Declaration of Trust shall be amended to read as follows:
"The 'Trust' refers to Fidelity Concord Street Trust and
reference to the Trust, when applicable to one or more Series of the Trust, shall refer to any such Series;"
The foregoing Supplement to the Declaration of Trust is effective April 29, 1997 so long as this Supplement is filed in accordance with Chapter 182,
Section 2, of the General Laws.
IN WITNESS whereof and under the penalties of perjury, we have hereunto signed our names this 13th day of May, 1997.
/s/ J. Gary Burkhead                     /s/ Arthur S. Loring
J. Gary Burkhead                        Arthur S. Loring
Senior Vice President                   Secretary